Exhibit 12

                  ARISTAR, INC. AND SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Unaudited)

                                     Year Ended December 31,
(Dollars in thousands)              1996        1995        1994       1993        1992

Income from operations before
 income taxes and, in 1992,
 cumulative effect of a change
 in accounting principle      $   99,518   $ 107,741   $ 101,311   $ 91,523    $ 88,440

Fixed charges:
 Interest and debt
 expense on all
 indebtedness                    120,758     114,917     102,224     98,600     103,425

Appropriate portion
 of rentals (33%)                  3,292       3,359       3,020      3,276       2,739

Total fixed charges              124,050     118,276     105,244    101,876     106,164

Earnings available for
 fixed charges                $  223,568   $ 226,017    $206,555   $193,399    $194,604

Ratio of earnings to
 fixed charges                      1.80        1.91        1.96       1.90        1.83

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